Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $574 thousand for the second fiscal quarter of 2011 and $1.2 million for the six month period ended December 31, 2010
•	Earnings per share for the six months ended December 31, 2010 increased by 13.5% over the same period last year
•	Total assets increased $13.7 million, or an annualized 10.3%, during the six months ended December 31, 2010

Minerva, Ohio— January 28, 2011 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported second fiscal quarter 2011 earnings per share of $0.28 compared to $0.31 for the previous quarter ended September 30, 2010 and compared to $0.25 for the same period ended December 31, 2009. Net income for the second fiscal quarter of 2011 was $574 thousand, a decrease of $59 thousand, or 9.3%, from the previous quarter ended September 30, 2010 and an increase of $73 thousand, or 14.6%, from the same period last year.

For the six months ended December 31, 2010, net income was $1.2 million compared to $1.1 million for the same period last year.  Fiscal year-to-date net income per share increased by 13.5% to $0.59 compared to $0.52 for the same period last year. Return on average assets and return on average equity for the six months ended December 31, 2010 were 0.88% and 9.85%, respectively, compared to 0.84% and 9.42%, respectively, for the same period last year.

Net interest income for the second fiscal quarter of 2011 increased by $181 thousand, with interest income increasing by $19 thousand and interest expense decreasing by $162 thousand, from the same period last year. The net interest margin was 4.20% for the quarter ended December 31, 2010 compared to 4.31% for the previous quarter ended September 30, 2010 and 4.23% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 4.97% for the three months ended December 31, 2010 from 5.32% for the same period last year. The Corporation’s cost of funds decreased to 1.02% for the three months ended December 31, 2010 from 1.45% for the same period last year.

Other income, excluding net securities gains and an additional impairment loss on a Trust Preferred security, was $579 thousand for the second fiscal quarter of 2011 compared with $618 thousand for the quarter ended December 31, 2009. Other expenses increased $123 thousand, or 5.5%, for the second fiscal quarter of 2011 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “quarter and year-to-date results reflect market share increases achieved over the last few years. We have successfully absorbed the costs of additional regulatory directives and we believe that recent investments in business development activities and in our facilities will help the Bank offset income opportunities lost to these regulatory policies. We continue to attract new personal, small business and agricultural customers. Cautious growth has provided consistent results.”

Assets at December 31, 2010 totaled $277.1 million, an increase of $13.7 million from June 30, 2010.  From June 30, 2010, total securities increased by $10.3 million, loans increased $2.4 million and deposits increased $13.2 million.

Non-performing assets were $2.2 million at December 31, 2010, compared with $2.4 million at June 30, 2010 and $2.8 million at December 31, 2009.

The allowance for loan losses as a percent of total loans at December 31, 2010 was 1.28% and 1.30% at December 31, 2009. “As the economic recovery progresses at a slow pace, we continue to closely monitor our loan and investment portfolio and believe that, based on recent information, the allowance for loan losses is sufficient to meet probable incurred losses,” commented Lober.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.
Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Total interest income	$3,185	$3,166	$6,425	$6,336
Total interest expense	509	671	1,056	1,414
Net interest income	2,676	2,495	5,369	4,922
Provision for loan losses	142	141	244	343
Other income	582	540	1,188	1,290
Other expenses	2,378	2,255	4,742	4,492
Income before income taxes	738	639	1,571	1,377
Income tax expense	164	138	364	311
Net income	$574	$501	$1,207	$1,066

Basic earnings per share	$0.28	$0.25	$0.59	$0.52

Consolidated Statements of Financial Condition		Dec. 31, 2010	Dec. 31, 2009
Assets
Cash and cash equivalents		$11,882	$12,329
Certificates of deposit in other financial institutions		3,185	1,423
Securities, available-for-sale		74,599	63,124
Federal bank and other restricted stocks, at cost		1,186	1,186
Total loans		176,678	166,783
Less: allowance for loan losses		2,266	2,169
Net loans		174,412	164,614
Other assets		11,816	11,499
Total assets		$277,080	$254,175
Liabilities and Shareholders’ Equity
Deposits		$229,499	$208,921
Other interest-bearing liabilities		21,849	20,791
Other liabilities		1,954	1,881
Total liabilities		253,302	231,593
Shareholders’ equity		23,778	22,582
Total liabilities and shareholders’ equity		$277,080	$254,175

		At or For the Six Month Period Ended
Performance Ratios:		Dec. 31, 2010	Dec. 31, 2009
Return on Average Assets (Annualized)		0.88%	0.84%
Return on Average Equity (Annualized)		9.85	9.42
Average Equity to Average Assets		8.91	8.87
Net Interest Margin (Fully Tax Equivalent)		4.27	4.20

Market Data:
Book Value to Common Share		$11.64	$11.05
Fiscal YTD Dividends Paid per Common Share		0.20	0.20
Period End Common Shares		2,043,556	2,032,714

Asset Quality:
Net Charge-offs to Total Loans (Annualized)		0.29%	0.20%
Non-performing Assets to Total Assets		0.79	1.11
ALLL to Total Loans		1.28	1.30